Exhibit 99.3

AMENDMENT NO. 2 TO THE
AMEREN CORPORATION
SAVINGS INVESTMENT PLAN
AND
AMENDMENT NO. 2 TO THE
AMEREN CORPORATION
EMPLOYEE LONG-TERM SAVINGS PLAN — IBEW No. 702

WHEREAS, Ameren Corporation (“Company”) previously adopted the Ameren Corporation Savings Investment Plan (“Plan”) and the Ameren Corporation Employee Long-Term Savings Plan — IBEW No. 702 (“Long-Term Savings Plan”); and

WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 13.1 thereof; and

WHEREAS, the Company reserved the right to amend the Long-Term Savings Plan pursuant to Section 15.1 thereof; and

WHEREAS, effective January 1, 2008, the Company desires to amend the Plan and the Long-Term Savings Plan to reflect the final regulations under Section 415 of the Internal Revenue Code; and

WHEREAS, effective January 1, 2008, the Company desires to amend the Plan to make certain other changes; and

WHEREAS, the Company desires to amend the Plan effective February 1, 2008, to merge the assets and liabilities of the Plan and Long-Term Savings Plan to form one plan, the successor plan to be the Ameren Corporation Savings Investment Plan;

NOW, THEREFORE, effective February 1, 2008, the Long-Term Savings Plan is merged into the Plan and legal title to the assets of the Long-Term Savings Plan is transferred to the Plan;

FURTHER RESOLVED, effective January 1, 2008, unless indicated otherwise, the Plan is amended as follows:

1.                                       A new paragraph is added to the end of Section 1 to read as follows:

Effective February 1, 2008, the Plan received assets of, and assumed liabilities of, the Ameren Corporation Employee Long-Term Savings Plan — IBEW No. 702 in a merger effected pursuant to the requirements of Code Section 414(l) and Section 208 of the Employee Retirement Income Security Act of 1974, as amended.

2.                                       A new paragraph is added to the end of Section 2.8 to read as follows:

Compensation shall not include any severance pay, whether paid before or after an Employee’s termination of employment.  In addition, such amount shall not include other compensation paid after an individual’s termination of employment.  Notwithstanding the preceding sentence, to the extent that the following amounts are otherwise included in the definition of compensation and are paid no later than the date which is 2½ months after termination of employment, such amounts paid after an Employee’s termination of employment shall be deemed compensation:  regular pay, including compensation for services during regular working hours, overtime, shift differential, commissions, bonuses or other similar payments, and payment for unused accrued sick, vacation or other leave, but only if the Employee would have been able to use the leave if employment had continued.  The rules described above with respect to post-employment payments shall not apply to payments to an individual who does not currently perform services for the Employer by reason of qualified military service, to the extent such payments do not exceed the compensation such individual would have received from the Employer if he or she had continued to perform services for the Employer.

3.                                       A new paragraph is added to the end of Section 2.15 to read as follows:

For purposes of this Section 2.15, and Section 15.9 and 17.9, compensation within the meaning of Code Section 415(c)(3) shall mean the amount as defined in Treasury Regulation Section 1.415(c)-(2)(d)(4) (e.g., amounts reported in Box 1 of Form W-2, plus amounts that would be reported as wages but for an election under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b)), but not in excess of the annual dollar limitation in effect under Code Section 401(a)(17) (as adjusted in accordance with Code Section 415(d)) for any Limitation Year, Plan Year or calendar year, as applicable.  Such amount shall not include any severance pay, whether paid before or after an Employee’s termination of employment.  In addition, such amount shall not include other compensation paid after an individual’s termination of employment.  Notwithstanding the preceding sentence, to the extent that the following amounts are otherwise included in the definition of compensation and are paid no later than the date which is 2½ months after termination of employment, such amounts paid after an Employee’s termination of employment shall be deemed compensation:  regular pay, including compensation for services during regular working hours, overtime, shift differential, commissions, bonuses or other similar payments, and payment for unused accrued sick, vacation or other leave, but only if the Employee would have been able to use the leave if employment had continued.  The rules described above with respect to post-employment payments shall not apply to payments to an individual who does not currently perform services for the Employer by reason of qualified military service, to the extent such payments do not exceed the compensation such individual would have received from the Employer if he or she had continued to perform services for the Employer.

4.                                       Effective February 1, 2008, Section 2.23 is deleted in its entirety and replaced to read as follows:

2.23                          Prior Plan.

“Prior Plan” means (i) the Central Illinois Public Service Company Employee Long-Term Savings Plan (“CIPS Savings Plan”), (ii) the Employees’ Savings Plan of Central Illinois Light Company (“CILCO Savings Plan”), (iii) the Cilcorp Infraservices, Inc. 401(k)

Plan, (iv) the Ameren Corporation Employee Long-Term Savings Plan — IUOE No. 148, or (v) the Ameren Corporation Employee Long-Term Savings Plan — IBEW No. 702.

5.                                       Effective February 1, 2008, Section 3.1 is deleted in its entirety and replaced to read as follows:

3.1                                Prior Participants.

Each person who was a Participant on December 31, 2006, shall continue to be a Participant on January 1, 2007.  In addition, each person who was a “participant” in the Prior Plan known as the Ameren Corporation Employee Long-Term Savings Plan — IBEW No. 702 on January 31, 2008 shall become a Participant in the Plan on February 1, 2008.

6.                                       New paragraphs are added to Section 4.1 to read as follows:

Each Employee who first becomes a Participant after December 31, 2007 and who has not otherwise elected, according to procedures established by the Plan Administrator, for a percentage of his or her Compensation to be contributed to the Plan on a before-tax basis will be deemed to have elected to contribute 6% of his or her Compensation to the Plan on a before-tax basis beginning 30 days after the date he or she becomes an Employee.  An Employee who is automatically enrolled in the Plan pursuant to the preceding sentence shall (a) receive a notice explaining his or her rights not to have these contributions made to the Plan or to change the amount that will otherwise be contributed on his or her behalf, including a discussion of the procedure for exercising those rights and the timing for implementation of any such election, (b) have a reasonable amount of time after receiving the notice (but before the Compensation is currently available) to elect to receive the Compensation in lieu of contributing it to the Plan, and (c) receive an annual notice which (i) describes his or her deferral percentage, (ii) notifies him or her that he or she has the right to change the percentage and (iii) describes both the procedure for exercising that election and the timing of implementation of such an election.

Effective January 1, 2008, at the time of his or her election to contribute his or her Compensation to the Plan, a Participant may irrevocably designate all or a portion of the pre-tax elective deferrals the Participant is otherwise eligible to make under Sections 4.1 and 4.2 and the other provisions of the Plan as Roth elective deferrals.  If a Participant makes such an election, the Employer shall treat such Roth elective deferrals as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election.  Unless specifically stated otherwise, Roth elective deferrals will be treated as elective deferrals (pre-tax elective contributions) for all purposes (other than taxation of contributions) under the Plan.

7.                                       Section 4.3 is deleted in its entirety and replaced to read as follows:

4.3                                Maximum Payroll Reduction Contribution.

Subject to Section 4.2, the maximum amount which may be contributed to the Plan by a Participant on a pre-tax basis and/or as a Roth elective deferral under Section

4.1 and any other Qualified Plan maintained by the Employer in any calendar year is limited to the amount prescribed under Section 402(g) of the Code with respect to such calendar year.  If a Participant’s pre-tax contributions reach this maximum, the Company shall stop the Participant’s payroll reduction contributions for the remainder of the calendar year.

8.                                       A new Section 4.4.3 is added to read as follows:

4.4.3                       True-Up of Matching Contributions.

If a Participant’s pre-tax contributions and/or Roth elective deferrals for a calendar year reach the maximum amount set out in Section 4.3 and, as a result, the Participant is no longer eligible to make pre-tax contributions and/or Roth elective deferrals to the Plan, the Participant will continue to receive matching contributions for each applicable payroll period during the remainder of the calendar year in an amount equal to:

(a)                                  An amount equal to the maximum matching contribution the Participant could have received under Section 4.4.1 and 4.4.2 had his or her pre-tax contributions and/or Roth elective deferrals been contributed ratably from the beginning of the calendar year through the end of such payroll period or calendar year, as applicable, minus

(b)                                 The amount of matching contributions previously made on behalf of the Participant from the beginning of the calendar year through the end of such payroll period or calendar year, as applicable.

9.                                       A new paragraph is added to the end of Section 4.7 to read as follows:

Notwithstanding the above, the Plan will accept a rollover contribution to a Roth Account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code Section 402(c).

10.                                 A new Section 5.2.4 is added to read as follows:

5.2.4                       Election With Respect to Roth Elective Deferrals.

In the case of a distribution of excess contributions, a Highly Compensated Employee may designate the extent to which the excess amount is composed of pre-tax elective deferrals and Roth elective deferrals but only to the extent such types of deferrals were made for the Plan Year.  If the Highly Compensated Employee does not designate which type of elective deferrals are to be distributed, the Plan will distribute pre-tax elective deferrals first.

11.                                 Section 5.4.4 is amended by adding the following to the end thereof:

In addition, this Plan benefits Employees who are included in a unit of Employees covered by a collective bargaining agreement and Employees who are not included in such a collective bargaining unit.  Pursuant to Treas. Reg. § 1.410(b)-7(c), the

Plan is treated for discrimination testing purposes as comprising two separate plans, one covering non-collectively bargained Employees and the other covering collectively bargained Employees.  The portion of the Plan benefiting collectively bargained Employees is exempt from the after-tax and matching contribution nondiscrimination test described in Section 5.3 by virtue of Treas. Reg. § 1.401(m)-1(b)(2), but is subject to the nondiscrimination test described in Section 5.2 applicable to before-tax contributions under Code Section 401(k).

12.                                 A new paragraph is added to the end of Section 6.1 to read as follows:

Contributions under Sections 4.1 and 4.2 of Roth elective deferrals will be credited to his or her Roth Account.  The Plan will maintain a record of the amount of Roth elective deferrals in each Participant’s Roth Account.  Gains, losses, and other credits or charges must be separately allocated on a reasonable and consistent basis to each Participant’s Roth Account and the Participant’s other accounts under the Plan.  No contributions other than Roth elective deferrals and properly attributable earnings will be credited to each Participant’s Roth Account.

13.                                 The last sentence of the first paragraph of Section 6.2 is deleted and replaced to read as follows:

If an Employee becomes a Participant on or after January 1, 2008 and has not designated the percentages of contributions to be allocated among the available funds, the contributions shall be allocated to the applicable target retirement date funds designated by the Plan Administrator based on the Participant’s date of birth.

14.                                 A new paragraph is added to the end of Section 6.2 to read as follows:

In lieu of designating percentage allocations to be invested in the various funds, Participants designated as eligible by the Company may elect an investment allocation in accordance with procedures established by the Company under which his or her account balance shall be automatically rebalanced to retain the designated investment allocation. Such a designation shall be made by the Participant in the manner designated by the Company.  Any such designation shall continue in effect unless changed in the same manner by the Participant.

15.                                 Section 7(a) is deleted in its entirety and replaced to read as follows:

(a)                                  A Participant’s Salary Reduction Account, Roth Account, Rollover Account, ESOP Account, CIPS ESOP Account, CILCO After-Tax Contribution Account and After-Tax Contribution Account shall be 100% vested and nonforfeitable at all times.  With respect to a Participant who is employed by the Employer on or after July 1, 1999, such Participant’s Basic Matching Contribution Account and Additional Matching Contribution Account shall be 100% vested and nonforfeitable at all times.  Effective April 16, 2004, the Cilcorp Infraservices, Inc. 401(k) Plan was merged into the Plan and all accounts with respect to that merger are 100% vested.

16.                                 Section 8.5 is deleted in its entirety and replaced to read as follows:

8.5                                 Manner And Timing Of Repayments.

In accordance with procedures established by the Company, loans generally will be repaid (principal and interest) through substantially equal payroll deductions; provided, that a Participant may at any time prepay the entire amount due on the loan in one lump sum.  Upon a Participant’s termination of employment, the entire loan balance shall become due and payable immediately.  Notwithstanding the above, a Participant who terminates employment may submit a request to the Company to continue repaying an outstanding loan after his or her termination.  If the Company approves such a request, the Participant will continue loan repayments to the Plan in accordance with procedures established by the Company.

17.                                 Section 9.2.1 is deleted in its entirety and replaced to read as follows:

9.2.1                       Requirements.

A Participant in the employment of the Employer may withdraw as of any date all or any part of his or her Salary Reduction Account and Roth elective deferrals (but not the earnings attributable to such amounts under the Prior Plan or this Plan after the date as is set forth in Treasury Regulations under Section 401(k) of the Code) if the Participant demonstrates a substantial hardship to the Company.  The Company will grant a distribution on account of hardship only if the distribution is made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need.

18.                                 Section 9.2.2 is deleted in its entirety and replaced to read as follows:

9.2.2                       Determination of Immediate and Heavy Financial Need.

A distribution will be deemed to be made on account of an immediate and heavy financial need of the Participant only if the distribution is on account of:

(a)                                  expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed any applicable threshold amount of adjusted gross income);

(b)                                 costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(c)                                  the payment of tuition, related educational fees, and room and board expenses for up to the next 12 months of post secondary education for the Participant, the Participant’s spouse, or the Participant’s children or dependents (as defined in Section 152 of the Code, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B));

(d)                                 payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(e)                                  payments for burial or funeral expenses for the Employee’s deceased parent, spouse, children or dependents (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B));

(f)                                    expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds any applicable threshold amount of adjusted gross income); or

(g)                                 such other expense for which a distribution is deemed to be made on account of immediate and heavy financial need as provided in final Treasury Regulations.

19.                                  A new sentence is added to the end of the first paragraph of Section 10.2 to read as follows:

In addition, a Participant may elect to receive his or her vested accounts in the form of distribution pursuant to Section 10.11, in accordance with the provisions of this Section 10.2.

20.                                  A new sentence is added to the end of the first paragraph of Section 10.3 to read as follows:

In addition, a Participant may elect to receive his or her vested accounts in the form of distribution pursuant to Section 10.11.

21.                                  A new sentence is added to the end of Section 10.3.1 to read as follows:

Effective February 1, 2008, this Section 10.3.1 shall apply to a Participant who had an account balance in the Prior Plan known as the Ameren Corporation Employee Long-Term Savings Plan — IBEW No. 702 on January 31, 2008.

22.                                  Effective February 1, 2008, Section 10.10.1(c) is deleted in its entirety and replaced to read as follows:

(c)                                  A Distributee includes an Employee or former Employee.  In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the Alternate Payee under a Qualified Domestic Relations Order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.  Moreover, a designated non-spouse beneficiary may be a Distributee, but only with respect to an Eligible Retirement Plan described in Section 10.10.1(b)(1) or (2).

23.                                  A new Section 10.10.2(c) is added to read as follows:

(c)                                  Notwithstanding the provisions of the immediately preceding section entitled Special Distribution Option, a direct rollover of a distribution from a Roth elective deferral account under the Plan will only be made to another Roth elective deferral account under an applicable retirement plan described in  Code Section 402A(e)(1) or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under the rules of Code Section 402(c).  Also, the Plan will not provide for a direct rollover (including an automatic rollover) for distributions from a Participant’s Roth Account if the amount of the distributions that are eligible rollover distributions are reasonably expected to total less than $200 during a year.  In addition, any distribution from a Participant’s Roth Account is not taken into account in determining whether distributions from a Participant’s other accounts are reasonably expected to total less than $200 during a year.  However, eligible rollover distributions from a Participant’s Roth Account are taken into account in determining whether the total amount of the Participant’s account balances under the Plan exceeds $1,000 for purposes of mandatory distributions from the Plan.

24.                                  A new Section 10.11 is added to read as follows:

10.11                    Installments.

All or a portion of a terminated Participant’s accounts may be distributed in the form of installment payments.  If a Participant elects the installment form of distribution, he or she must also choose in accordance with procedures established by the Company an option with respect to each of the following:

(a)                                  Monthly, quarterly, semi-annual or annual payments;

(b)                                 Period over which payments will be made, from two (2) to ten (10) years; and

(c)                                  Payments in a flat dollar amount or decrementing amounts.  A minimum payment amount of $500 is required.

25.                                  A new Section 14.7 is added to read as follows:

14.7                          Expenses.

The expenses of administration of the Plan and the trust fund, including all costs incurred by the Company and all fees of the Trustee, investment managers and advisors, auditors, actuaries, bookkeepers, and counsel, may be paid out of the trust fund.  However, the Company may elect to pay such expenses in whole or in part.  Any expenses directly related to the investments of the trust fund, such as stock transfer taxes, brokerage commissions, or other charges incurred in the acquisition or disposition of such investments, shall be paid from the trust fund (or from the particular Investment Fund to which such expenses relate) and shall be deemed to be part of the costs of such securities or deducted in computing the proceeds therefrom, as the case may be.  Taxes, if any, on any assets held or income received by the Trustee shall be charged appropriately against the accounts of Participants as the Company shall determine.

26.                                  A new Section 15.9(e) is added to read as follows:

                                                (e)                                  For purposes of this Section, compensation as defined in Section 2.15 shall apply.

27.                                 Section 17.9 is deleted in its entirety and replaced to read as follows:

17.9                          Top-Heavy Compensation.

“Top-Heavy Compensation” means compensation within the meaning of Section 415(c)(3) of the Code.  See Section 2.15 for the definition of compensation.

FURTHER RESOLVED, effective January 1, 2008, the Long-Term Savings Plan is amended as follows:

1.                                       New paragraphs are added to the end of Section 2.2(j) to read as follows:

Notwithstanding the above, Compensation shall include the special lump sum payment made to an Employee in January 2008 representing a negotiated lump sum payment made to members of IBEW Local No. 702 who were age 55 or older as of July 1, 2007.

Compensation shall not include any severance pay, whether paid before or after an Employee’s termination of employment.  In addition, such amount shall not include other compensation paid after an individual’s termination of employment.  Notwithstanding the preceding sentence, to the extent that the following amounts are otherwise included in the definition of compensation and are paid no later than the date which is 2½ months after termination of employment, such amounts paid after an Employee’s termination of employment shall be deemed compensation:  regular pay, including compensation for services during regular working hours, overtime, shift differential, commissions, bonuses or other similar payments, and payment for unused accrued sick, vacation or other leave, but only if the Employee would have been able to use the leave if employment had continued.  The rules described above with respect to post-employment payments shall not apply to payments to an individual who does not currently perform services for the Employer by reason of qualified military service, to the extent such payments do not exceed the compensation such individual would have received from the Employer if he or she had continued to perform services for the Employer.

2.                                       The last paragraph of Section 2.2(t) is deleted in its entirety and replaced to read as follows:

For purposes of this Section 2.2(t) and Section 4.3, compensation within the meaning of Code Section 415(c)(3) shall mean the amount as defined in Treasury Regulation Section 1.415(c)-(2)(d)(4) (e.g., amounts reported in Box 1 of Form W-2, plus amounts that would be reported as wages but for an election under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b)), but not in excess of $230,000 (as adjusted in accordance with Code Section 415(d)) for any Limitation Year, Plan Year or calendar year, as applicable.  Such amount shall not include any severance pay, whether paid before or after an Employee’s termination of employment.  In addition, such amount shall not include other compensation paid after an individual’s termination of employment.  Notwithstanding the preceding sentence, to the extent that the following amounts are otherwise included in the definition of compensation and are paid no later than the date which is 2½ months after termination of employment, such amounts paid after an Employee’s termination of employment shall be deemed compensation:  regular pay, including compensation for services during regular working hours, overtime, shift differential, commissions, bonuses or other similar payments, and payment for unused accrued sick, vacation or other leave, but only if the Employee would have been able to use the leave if employment had continued.  The rules described above with respect to post-employment payments shall not apply to payments to an individual who does not currently perform services for the Employer by reason of qualified military service, to the extent such payments do not exceed the compensation such individual would have received from the Employer if he or she had continued to perform services for the Employer.  The identification of Highly Compensated Employees under this Section 2.2(t), including the compensation that is considered, shall be made in accordance with the provisions of Section 414(q) of the Code and the regulations thereunder.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized individual this 31st day of January, 2008.

AMEREN CORPORATION

/s/ Donna K. Martin
By:	Donna K. Martin
Title: Senior Vice President and Chief Human Resources Officer